EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-202348 on Form S-8, and Registration Statement No. 333-202345 on Form S-3, of our reports dated March 2, 2015, relating to the consolidated financial statements and consolidated financial statement schedule of Mylan Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Mylan Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania
March 2, 2015